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EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS CONSENT


The Board of Directors
Smart Storage, Inc.


We consent to the incorporation by reference in the Registration Statements on Form S-8 of OTG Software, Inc. (filed April 21, 2000 and February 5, 2001) of our report dated April 6, 2001, with respect to the consolidated balance sheet of Smart Storage, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year ended, which report appears in the Form 8-K/A of OTG Software, Inc. dated April 25, 2001.


/s/ KPMG LLP
Boston, Massachusetts
April 25, 2001


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